EXHIBIT 5.1


                                February 26, 1999


IDT Corporation
190 Main Street
Hackensack, New Jersey 07601

         Re:      IDT Corporation--Registration Statement on Form S-8


Dear Ladies and Gentlemen:

         I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares of the Company's common stock, par value $.01 (the "Common Stock"), which will be issuable under the Company's 1996 Stock Option and Incentive Plan, as Amended and Restated (the "Plan").

         As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

         Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

         I consent to the use of this Opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Joyce J. Mason
                                               -------------------------
                                               Joyce J. Mason
                                               Secretary and General Counsel